Exhibit 10.18

[IHI Letterhead]

January 29, 2003

Mr. Fenton Markevich

President & CEO

CRC Press LLC

2000 Corporate Blvd. N.W.

Boca Raton, Florida 33431

Re:      Transaction Bonus

Dear Mr. Markevich:

This letter agreement sets forth the bonus that you will be eligible to receive if a sale of all or substantially all of the capital stock or assets of CRC Press LLC (the “Company”) by Information Holdings Inc. or an affiliate (“IHI”) to Taylor & Francis Group plc (“T&F”) is completed within six months of the date hereof (a “Sale”).  All amounts payable to you under this bonus arrangement will be in addition to, not in lieu of, any and all amounts to which you are entitled, or may become entitled with respect to your stock option grants, and any other compensation or benefits payable under any IHI or Company plan.

In the event a Sale occurs, and provided that you have remained in the continuous employ of the Company from the date of this letter agreement until the closing date of such Sale (the “Closing Date”), you will receive, on the Closing Date, a lump sum bonus payment of $200,000.  All amounts payable to you pursuant to the terms of this letter agreement shall be subject to withholding for all applicable federal, state and local withholding taxes.

You also acknowledge that, provided you obtain an employment agreement with T&F, IHI shall have no obligation to provide you severance or related payments resulting from the termination of your employment with the Company on the Closing Date.

Please indicate your acceptance of the terms of this letter agreement by signing and dating this letter in the space indicated below.

Sincerely,

INFORMATION HOLDINGS INC.

By:	/s/ Mason P. Slaine
Mason P. Slaine
Chief Executive Officer

/s/ Fenton Markevich
Fenton Markevich